As filed with the Securities and Exchange Commission on September 30, 2010

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MediaNet Group Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	13-4067623 (I.R.S. Employer Identification No.)
5200 Town Center Circle, Suite 601, Boca Raton, FL 33486
 (Address of Principal Executive Offices)            (Zip Code)

2010 Omnibus Equity Compensation Plan
(Full title of the plan)

Michael Hansen
5200 Town Center Circle, Suite 601, Boca Raton, FL 33486
 (Name and address of agent for service)
561-417-1500
(Telephone number, including area code, of agent for service)

Copy to:

David Wells
Hunton & Williams LLP
Mellon Financial Center
1111 Brickell Ave, Suite 2500
Miami, FL 33131
(305) 810-2591

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer  ☐   Accelerated Filer  ☐  Non-Accelerated Filer  ☐  Smaller reporting company  ☒
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common Stock, $0.001 par value per share (“Common Stock”)	50,000,000 shares	$0.215	$10,750,000	$766.48

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of Common Stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)
Estimated solely for the purpose of computing the registration fee.  In accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act, the price shown is based upon the average of the high and low sales prices reported for the registrant’s common stock as reported on the Over-the-Counter Bulletin on September 27, 2010, which was $0.215 per share

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants under the 2010 Equity Compensation Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement on Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 3.  Incorporation of Documents by Reference.

The following documents filed by MediaNet Group Technologies, Inc. (the “Company”) with the Commission are incorporated herein by reference and made a part hereof:

1.           The Company’s Annual Report on Form 10-KT for the year ended September 30, 2009, filed with the Commission on January 13, 2010.

2.           The Company’s Quarterly Report on Form 10-Q for the three months ended December 31, 2009, filed with the Commission on February 22, 2010.

3.           The Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2010, filed with the Commission on May 24, 2010.

4.           The Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2010, filed with the Commission on September 3, 2010.

5.           The Company’s Current Reports on Form 8-K filed with the Commission on February 4, 2010,  February 23, 2010, March 4, 2010, June 2, 2010, June 14, 2010, July 16, 2010 and September 20, 2010.

6.           The description of the Common Stock contained in the Registration Statement on Form 10SB12G (Registration No. 000-49801) filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on May 6, 2002, as subsequently amended on June 14, 2002 and September 20, 2002.

All documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers

Section 78.7502 of the Nevada Revised Statutes authorizes a corporation to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by Nevada law, the Company's Bylaws provide that the Company will indemnify any person who was or is a party to any proceeding from any liability or expenses incurred by reason of the fact that such person is or was a director or officer of the Company, to the full extent allowed under the laws of the State of Nevada.

The Company has entered into employment agreements with certain of the officers providing that the Company will indemnify such officers from any liability or expenses incurred by reason of the fact that such person is or was a director or officer of the Company, to the full extent allowed under the laws of the State of Nevada.  Certain of the employment agreements provide that the Company shall also maintain directors’ and officers’ liability insurance in such amounts and subject to such limitations as the Board of Directors shall, in good faith, deem appropriate for coverage of directors and officers of the Company.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

4.1	Form of Certificate for Common Stock (filed herewith).

4.2	2010 Omnibus Equity Compensation Plan (filed herewith).

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered (filed herewith).

23.1	Consent of Hunton & Williams LLP (included as Exhibit 5.1)

23.2	Consent of Lake & Associates CPA’s LLC (filed herewith).

24.1	Powers of Attorney (included on signature page).

Item 9.  Undertakings

(a)           The Company hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement,

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)          That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)           That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, Florida, on this 30th day of September 2010.

MediaNet Group Technologies, Inc.
(Registrant)

By:	/s/ Michael Hansen
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Michael Hansen and Andreas Kusche, and each of them individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Hansen	President, Chief Executive Officer and	September 30, 2010
Michael Hansen	Director

/s/ Kent L. Holmstoel	Chief Operating Officer and Director	September 30, 2010
Kent L. Holmstoel

/s/ Andreas Kusche	General Counsel and Director	September 30, 2010
Andreas Kusche

/s/ Mark Mroczkowski	Chief Financial Officer and Chief	September 30, 2010
Mark Mroczkowski	Accounting Officer

EXHIBIT INDEX

4.1	Form of Certificate for Common Stock (filed herewith).

4.2	2010 Omnibus Equity Compensation Plan (filed herewith).

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered (filed herewith).

23.1	Consent of Hunton & Williams LLP (included as Exhibit 5.1)

23.2	Consent of Lake & Associates CPA’s LLC (filed herewith).

24.1	Powers of Attorney (included on signature page).